News Release

For more information, please contact:
Investors:
Dexter Congbalay
224-306-1535
dexter.congbalay@lambweston.com

Media:
Shelby Stoolman
208-424-5461
shelby.stoolman@lambweston.com

Lamb Weston Reports Fiscal Third Quarter 2020 Results;  Withdraws Fiscal Year 2020 Outlook due to Uncertainties from the COVID-19 Pandemic’s Effect on Global Restaurant Traffic and Consumer Demand

Third Quarter 2020 Highlights

•	Net sales increased 1% to $937 million
•	Income from operations declined 16% to $163 million
•	Net income declined 21% to $111 million
•	Adjusted EBITDA including unconsolidated joint ventures(1) declined 10% to $228 million
•	Diluted EPS declined 20% to $0.76 from $0.95
•	Adjusted Diluted EPS (1) declined 19% to $0.77 from $0.95

EAGLE, ID (April 1, 2020) – Lamb Weston Holdings, Inc. (NYSE: LW) announced today its fiscal third quarter 2020 results.

“Our results in the third quarter were mixed,” said Tom Werner, President and CEO. “We drove solid growth in our Foodservice and Retail segments, but our Global segment’s sales declined due to the timing of sales of customized products and higher-margin limited time offering products, as well as the initial effects of the COVID-19 pandemic on restaurant traffic in China. In addition, all our segments had fewer shipping days related to the timing of the Thanksgiving holiday. We also realized the impact of higher-than-expected input and fixed cost inflation, which pressured earnings.”

“While the operating environment in most of our markets during the fiscal third quarter was favorable, estimates on the COVID-19 pandemic’s effect on the global economy are uncertain,” Werner continued. “At this time, despite only two months remaining in our fiscal fourth quarter, we are unable to reasonably forecast frozen potato product demand because of the pandemic’s unpredictable near-term effect on restaurant traffic in North America and our key international markets. As a result, we’re withdrawing our financial outlook for the remainder of our fiscal year.”

“During these uncertain times, our top priorities are to ensure the health and welfare of our employees, maintain product safety, and continue to support our customers as they work to manage their supply chains and inventories. While the near-term impact of the COVID-19 pandemic on consumer demand and sales volume is likely to be material, we believe we have sufficient liquidity to manage through the uncertainty, and we remain confident in the long-term outlook for our customers and the continued growth of the global category.”

Summary of Third Quarter FY 2020 Results
($ in millions, except per share)

		Year-Over-Year		Year-Over-Year
	Q3 2020	Growth Rates	YTD 2020	Growth Rates
Net sales	$937.3	1%	$2,945.5	7%
Income from operations	$162.5	(16%)	$526.0	1%
Net income attributable to Lamb Weston	$111.4	(21%)	$367.5	0%
Adjusted EBITDA including unconsolidated joint ventures(1)	$227.7	(10%)	$721.5	5%
Diluted EPS	$0.76	(20%)	$2.50	3%
Adjusted Diluted EPS(1)	$0.77	(19%)	$2.51	1%

Q3 2020 Commentary

Net sales increased $10.5 million to $937.3 million, up 1 percent versus the year-ago period. Price/mix increased 1 percent due to pricing actions, partially offset by unfavorable mix. Volume was flat as growth in the Foodservice segment was partially offset by a decline in the Global segment’s volume, primarily due to timing of sales of customized products (products manufactured to a customer’s unique specifications) and higher-margin limited time offering products, as well as the initial effects of the COVID-19 pandemic on restaurant traffic in China. In addition, acquisitions contributed more than 1 percentage point of the volume increase, which was largely offset by an approximate 1 percentage point decline from the effect of fewer shipping days, compared with the prior year period, related to the timing of the Thanksgiving holiday.

Income from operations declined $31.3 million, or 16 percent, to $162.5 million versus the year-ago period, reflecting lower gross profit and higher selling, general and administrative expense (“SG&A”). Gross profit declined $23.0 million. Higher manufacturing costs due to input and fixed cost inflation drove most of the decline. An additional $4.3 million of the decline reflects the change in unrealized mark-to-market adjustments and realized settlements associated with commodity hedging contracts, which includes a $0.3 million loss in the current quarter, compared with a $4.0 million gain related to these items in the prior year quarter. The remainder of the gross profit decline was driven by higher transportation costs; unfavorable customer mix; costs resulting from COVID-19-related production interruptions in China; and higher depreciation expense primarily associated with the Company’s french fry production line in Hermiston, Oregon, which started operating towards the end of the fourth quarter of fiscal 2019.

SG&A increased $8.3 million,  largely driven by investments in the Company’s sales, operating and systems capabilities, including approximately $2 million of non-recurring expenses, primarily consulting expenses, associated with developing and implementing a new enterprise resource planning (“ERP”) system. The increase also reflects an approximate $3 million impact of unfavorable foreign exchange, which was partially offset by a $2.3 million decline in advertising and promotional expenses.

Net income attributable to Lamb Weston decreased $30.0 million, or 21 percent, to $111.4 million, primarily reflecting a decline in income from operations, lower equity method earnings, which included a $2.6 million ($2.0 million after-tax) loss related to the withdrawal from a multiemployer pension plan by the Company’s joint venture, Lamb-Weston/RDO Frozen (“Lamb Weston RDO”), and a higher effective tax rate.

Adjusted EBITDA including unconsolidated joint ventures(1) decreased  $25.5 million to $227.7 million, down 10 percent versus the prior year period, due to a decline in income from operations.

Diluted EPS decreased  $0.19, or 20 percent, to $0.76. The decrease largely reflects a decline in income from operations, lower equity method investment earnings, and a higher effective tax rate.

Adjusted Diluted EPS(1), which excludes the loss related to the withdrawal from a multiemployer pension plan by Lamb Weston RDO, decreased $0.18, or 19 percent, to $0.77.

The Company’s effective tax rate(2) in the third quarter of fiscal 2020 was 24.3 percent, versus 21.9 percent in the prior year period. The effective tax rate varies from the U.S. statutory tax rate of 21 percent principally due to the impact of U.S. state taxes, foreign taxes, permanent differences, and discrete items.

Cash Flow

Through the third quarter of fiscal 2020, net cash from operating activities declined  $8.7 million to $435.7 million, primarily due to increased working capital requirements. Capital expenditures, including information technology expenditures, were $152.0 million in the first three quarters of fiscal 2020, down $95.3 million versus the prior year period due to investments for the construction of a production line in Hermiston, Oregon, which was completed in the fourth quarter of fiscal 2019. At February 23, 2020, the Company had no borrowings on its revolving credit facility. During the latter part of March 2020, the Company borrowed $495 million on its revolving credit facility to increase its cash position as a precautionary measure in order to preserve financial flexibility considering the uncertainty in the global markets resulting from the COVID-19 pandemic.

Capital Returned to Shareholders

In the first three quarters of fiscal 2020, the Company returned a total of $110.6 million to shareholders, including $87.7 million in cash dividends and $22.9 million through share repurchases. The average price per share repurchased was $79.56. The Company has approximately $195.3 million remaining under its current $250 million share repurchase authorization. Given the uncertainty of the COVID-19 pandemic’s impact,  the Company has temporarily suspended share repurchases to provide additional liquidity until there is more clarity about the future operating environment.

Q3 2020 Segment Highlights

Global

Global Segment Summary

		Year-Over-Year
	Q3 2020	Growth Rates	Price/Mix	Volume
	(dollars in millions)
Net sales	$487.1	(2%)	(1%)	(1%)
Segment product contribution margin(3)	$109.3	(15%)

Net sales for the Global segment, which is comprised of the top 100 North American based restaurant chain customers as well as the Company’s international business, decreased $11.1 million to $487.1 million, down 2 percent compared to the prior year period. Volume decreased 1 percent, primarily due to higher sales of customized products and higher-margin limited time offering products in the prior year period, as well as the initial effects of the COVID-19 pandemic on restaurant traffic in China. The Global segment sells the majority of the Company’s customized products, for which revenue is recognized when a purchase order is received to the extent the product has been manufactured, as opposed to sales of non-customized products, for which revenue is generally recognized upon shipment. As a result, the timing of the receipt of a purchase order may create quarterly fluctuations in this segment. In addition, acquisitions contributed approximately 2 percentage points of volume growth, which was partially offset by an approximate 1 percentage point decline from the effect of fewer shipping days related to the timing of the Thanksgiving holiday. Price/mix decreased 1 percent, largely due to unfavorable mix resulting from lower sales of customized products and limited time offering products versus the prior year period, customer mix in North America, and a higher proportion of growth in international sales volumes.

Global segment product contribution margin decreased $19.5 million to $109.3 million, down 15 percent compared to the prior year period. Higher manufacturing costs due to input and fixed cost inflation, lower sales volumes, and unfavorable product and customer mix drove most of the decline. The effect of the COVID-19 pandemic on consumer demand and manufacturing costs in China, higher transportation costs, and higher depreciation expense primarily associated with the new Hermiston production line, also pressured the segment’s profitability.

Foodservice

Foodservice Segment Summary

		Year-Over-Year
	Q3 2020	Growth Rates	Price/Mix	Volume
	(dollars in millions)
Net sales	$283.0	7%	4%	3%
Segment product contribution margin(3)	$99.8	5%

Net sales for the Foodservice segment, which services North American foodservice distributors and restaurant chains outside the top 100 North American based restaurant chain customers, increased $17.5 million to $283.0 million, up 7 percent compared to the prior year period. Price/mix increased 4 percent, primarily reflecting pricing actions initiated in the fall of 2019, and improved mix. Volume increased 3 percent, led by growth in distributor private label and Lamb Weston branded products, partially offset by a more than 2 percentage point impact from the effect of fewer shipping days related to the timing of the Thanksgiving holiday.

Foodservice segment product contribution margin increased $5.0 million to $99.8 million, up 5 percent compared to the prior year period, as favorable price/mix and volume growth more than offset input and fixed cost inflation, as well as higher transportation costs and depreciation expense primarily associated with the new Hermiston production line.

Retail

Retail Segment Summary

		Year-Over-Year
	Q3 2020	Growth Rates	Price/Mix	Volume
	(dollars in millions)
Net sales	$132.2	2%	2%	0%
Segment product contribution margin(3)	$28.8	(1%)

Net sales for the Retail segment, which includes sales of branded and private label products to grocery, mass merchant and club customers in North America, increased $3.2 million to $132.2 million, up 2 percent compared to the prior year period. Price/mix increased 2 percent, largely driven by favorable mix. Volume was flat as higher sales of Grown in Idaho and other branded products were offset by lower sales of private label products, as well as an approximate 2 percentage point impact from the effect of fewer shipping days related to the timing of the Thanksgiving holiday.

Retail segment product contribution margin decreased $0.3 million to $28.8 million, down 1 percent compared to the prior year period, as input and fixed cost inflation, as well as higher transportation costs and depreciation expense primarily associated with the new Hermiston production line, more than offset favorable price/mix and lower advertising and promotional expenses.

Equity Method Investment Earnings

Equity method investment earnings from unconsolidated joint ventures in Europe, the U.S., and South America were $9.8 million and $14.2 million for the third quarter of fiscal 2020 and 2019, respectively. Earnings in the current quarter included a $2.6 million loss related to the withdrawal from a multiemployer pension plan by Lamb Weston RDO. Equity method investment earnings also included a $7.3 million unrealized loss related to mark-to-market adjustments associated with currency and commodity hedging contracts in the current quarter and a $0.9 million loss related to these items in the prior year quarter. Excluding the Lamb Weston RDO pension-related comparability item and the mark-to-market adjustments, earnings from equity method investments increased $4.6 million compared to the prior year period, largely reflecting lower raw potato prices and higher sales volumes in Europe.

Outlook

The Company has withdrawn its financial outlook for fiscal year 2020 for net sales growth and for Adjusted EBITDA including unconsolidated joint ventures(1). At this time, the Company does not believe it can reasonably forecast frozen potato product demand in the near term due to the unpredictable near-term effect of the COVID-19 pandemic on the global economy, and more specifically, on restaurant traffic in North America and key international markets, including markets served by the Company’s joint ventures.

The Company’s previous outlook included the contribution of a 53rd week in the fiscal 2020 period, with the additional week falling in the fourth quarter.

The Company continues to expect for fiscal 2020:

•	Interest expense of approximately $110 million;
•	An effective tax rate(2) excluding comparability items of approximately 24 percent; and
•	Depreciation and amortization of approximately $175 million.

In addition, the Company reduced its target for capital expenditures to approximately $200 million from approximately $300 million as the Company plans to defer certain capital expenditures.

End Notes

(1)

Adjusted EBITDA including unconsolidated joint ventures and Adjusted Diluted EPS are non-GAAP financial measures. Please see the discussion of non-GAAP financial measures and the reconciliations at the end of this press release for more information.

(2)	The effective tax rate is calculated as the ratio of income tax expense to pre-tax income, inclusive of equity method investment earnings.

(3)	For more information about product contribution margin, please see the table titled “Segment Information” in this press release.

Webcast and Conference Call Information

Lamb Weston will host a conference call to review its third quarter 2020 results at 10:00 a.m. ET today. Investors and analysts may access the call toll-free by dialing (800) 353-6461, and using the event confirmation code of 3971329. A listen-only webcast will be provided at www.lambweston.com.

About Lamb Weston

Lamb Weston, along with its joint venture partners, is a leading supplier of frozen potato, sweet potato, appetizer and vegetable products to restaurants and retailers around the world. For more than 60 years, Lamb Weston has led the industry in innovation, introducing inventive products that simplify back-of-house management for its customers and make things more delicious for their customers. From the fields where Lamb Weston potatoes are grown to proactive customer partnerships, Lamb Weston always strives for more and never settles. Because, when we look at a potato, we see possibilities. Learn more about us at lambweston.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. Words such as “continue,” “ensure,” “maintain,” “support,” “reduce,” “estimate,” “believe,” “expects,” “may,” “manage,” “forecast,” “remain,” and variations of such words and similar expressions are intended to identify forward-looking statements. Examples of forward-looking statements include, but are not limited to, statements regarding the Company’s plans, execution, business outlook and prospects. These forward-looking statements are based on management’s current expectations and are subject to uncertainties and changes in circumstances. Readers of this press release should understand that these statements are not guarantees of performance or results. Many factors could affect the Company’s actual financial results and cause them to vary materially from the expectations contained in the forward-looking statements, including those set forth in this press release. These risks and uncertainties include, among other things: the Company’s ability to successfully execute its long-term value creation strategies; its ability to execute on large capital projects, including construction of new production lines; the competitive environment and related conditions in the markets in which it and its joint ventures operate; political and economic conditions of the countries in which it and its joint ventures conduct business and other factors related to its international operations; disruption of its access to export mechanisms; impacts on the Company’s business due to health pandemics or other contagious outbreaks, such as the current COVID-19 pandemic, including impacts on demand for the Company’s products, increased costs, disruption of supply or other constraints in the availability of key commodities and other necessary services; risks associated with possible acquisitions, including its ability to complete acquisitions or integrate acquired businesses; its debt levels; the availability and prices of raw materials; changes in its relationships with its growers or significant customers; the success of its joint ventures; actions of governments and regulatory factors affecting its businesses or joint ventures; the ultimate outcome of litigation or any product recalls; levels of pension, labor and people-related expenses; its ability to pay regular quarterly cash dividends and the amounts and timing of any future dividends; the Company’s ability to remediate the material weakness in internal control described in the Company’s Form 10-K; and other risks described in the Company’s reports filed from time to time with the Securities and Exchange Commission. The Company cautions readers not to place undue reliance on any forward-looking statements included in this press release, which speak only as of the date of this press release. The Company undertakes no responsibility for updating these statements, except as required by law.

Non-GAAP Financial Measures

To supplement the financial information included in this press release, the Company has presented Adjusted EBITDA including unconsolidated joint ventures, Adjusted Diluted EPS, and adjusted income tax expense, equity method investment earnings, net income, net income attributable to Lamb Weston, and net income available to Lamb Weston stockholders, each of which is considered a non-GAAP financial measure. The non-GAAP financial measures provided should be viewed in addition to, and not as an alternative for, financial measures prepared in accordance with accounting principles generally accepted in the United States of America ("GAAP") that are presented in this press release. The non-GAAP financial measures presented may differ from similarly titled non-GAAP financial measures presented by other companies, and other companies may not define these non-GAAP financial measures the same way. These measures are not substitutes for their comparable GAAP financial measures, such as net income, diluted earnings per share, or other measures prescribed by GAAP, and there are limitations to using non-GAAP financial measures.

Management uses these non-GAAP financial measures to assist in comparing the Company's performance on a consistent basis for purposes of business decision making. Management believes that presenting these non-GAAP financial measures provides investors with useful information because they (i) provide meaningful supplemental information regarding financial performance by excluding certain items, (ii) permit investors to view performance using the same tools that management uses to budget, make operating and strategic decisions, and evaluate historical performance, and (iii) otherwise provide supplemental information that may be useful to investors in evaluating the Company's results. The Company believes that the presentation of these non-GAAP financial measures, when considered together with the corresponding GAAP financial measures and the reconciliations to those measures, provides investors with additional understanding of the factors and trends affecting the Company's business than could be obtained absent these disclosures.

Lamb Weston Holdings, Inc.

Consolidated Statements of Earnings

(unaudited, dollars in millions, except per share amounts)

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	February 23,	February 24,	February 23,	February 24,
	2020	2019	2020	2019
Net sales	$937.3	$926.8	$2,945.5	$2,753.1
Cost of sales	686.9	653.4	2,161.4	2,000.1
Gross profit	250.4	273.4	784.1	753.0
Selling, general and administrative expenses	87.9	79.6	258.1	232.6
Income from operations	162.5	193.8	526.0	520.4
Interest expense, net	25.2	27.0	78.8	80.0
Income before income taxes and equity method earnings	137.3	166.8	447.2	440.4
Income tax expense	35.7	39.6	115.1	107.9
Equity method investment earnings (1)	9.8	14.2	35.4	44.3
Net income	111.4	141.4	367.5	376.8
Less: Income attributable to noncontrolling interests (2)	—	—	—	8.6
Net income attributable to Lamb Weston Holdings, Inc.	$111.4	$141.4	$367.5	$368.2
Earnings per share
Basic	$0.76	$0.96	$2.51	$2.44
Diluted	$0.76	$0.95	$2.50	$2.42
Dividends declared per common share	$0.2300	$0.2000	$0.6300	$0.5825

Computation of diluted earnings per share:
Net income attributable to Lamb Weston Holdings, Inc.	$111.4	$141.4	$367.5	$368.2
Less: Increase in redemption value of noncontrolling interests in excess of earnings allocated, net of tax benefits (2)	—	0.5	—	11.4
Net income available to Lamb Weston common stockholders	$111.4	$140.9	$367.5	$356.8
Diluted weighted average common shares outstanding	147.2	147.4	147.1	147.3
Diluted earnings per share (2)	$0.76	$0.95	$2.50	$2.42

(1)	The thirteen and thirty-nine weeks ended February 23, 2020, both include a $2.6 million loss related to the withdrawal from a multiemployer pension plan by Lamb Weston RDO.

(2)

In November 2018, we entered into an agreement to acquire the remaining 50.01% interest in Lamb Weston BSW, LLC (“Lamb Weston BSW”). The Company’s Consolidated Statements of Earnings includes 100% of Lamb Weston BSW’s earnings beginning November 2, 2018. See Note 7, Investments in Joint Ventures, of the Notes to Combined and Consolidated Financial Statements in "Part II, Item 8. Financial Statements and Supplementary Data" of the Company’s fiscal 2019 Form 10-K, for more information.

During the thirteen and thirty-nine weeks ended February  24, 2019, net income available to common stockholders and earnings per share included accretion expense, net of estimated tax benefits, of $10.0 million, or $0.07 per share, to increase the redeemable noncontrolling interest to the amount the Company agreed to pay to acquire the remaining 50.01% interest in Lamb Weston BSW. While the accretion, net of estimated tax benefits, reduced net income available to Lamb Weston common stockholders and earnings per share, it did not impact net income in the Consolidated Statements of Earnings.

The thirteen weeks ended February 24, 2019, included a $0.5 million, or $0.01 per share, decrease in tax benefits related to the purchase of the remaining 50.01% interest in Lamb Weston BSW.

Lamb Weston Holdings, Inc.

Consolidated Balance Sheets

(unaudited, dollars in millions, except share data)

	February 23,	May 26,
	2020	2019
ASSETS
Current assets:
Cash and cash equivalents	$30.1	$12.2
Receivables, less allowance for doubtful accounts of $0.9 and $1.3	368.8	340.1
Inventories	597.3	498.3
Prepaid expenses and other current assets	101.3	110.9
Total current assets	1,097.5	961.5
Property, plant and equipment, net (1)	1,554.0	1,597.8
Operating lease assets (1)	172.4	—
Equity method investments	253.4	224.6
Goodwill	303.0	205.9
Intangible assets, net	39.0	37.6
Other assets	46.9	20.7
Total assets	$3,466.2	$3,048.1

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Short-term borrowings	$21.0	$8.4
Current portion of long-term debt and financing obligations	36.6	38.0
Accounts payable	291.9	289.2
Accrued liabilities (1)	244.2	217.2
Total current liabilities	593.7	552.8
Long-term liabilities:
Long-term debt and financing obligations, excluding current portion (1)	2,195.3	2,280.2
Deferred income taxes	156.9	125.7
Other noncurrent liabilities (1)	249.9	94.0
Total long-term liabilities	2,602.1	2,499.9
Commitments and contingencies
Stockholders' equity:
Common stock of $1.00 par value, 600,000,000 shares authorized; 146,993,259 and 146,654,827 shares issued	147.0	146.7
Additional distributed capital	(867.0)	(890.3)
Retained earnings (1)	1,099.2	803.6
Accumulated other comprehensive loss	(40.6)	(25.3)
Treasury stock, at cost, 954,680 and 585,794 common shares	(68.2)	(39.3)
Total stockholders' equity (deficit)	270.4	(4.6)
Total liabilities and stockholders’ equity	$3,466.2	$3,048.1

(1)

Effective May 27, 2019, the Company adopted Accounting Standards Update 2016-02, Leases, and its related amendments, using the modified retrospective transition method. The Company adopted the guidance by recording the cumulative-effect of initially applying the guidance at the date of initial application and the Company did not recast prior periods presented in the Consolidated Financial Statements. The adoption resulted in the recognition of approximately $155 million of operating lease assets and short-term and long-term operating lease obligations recorded on the Company’s consolidated balance sheet related to operating leases. The adoption also resulted in a cumulative-effect transitional adjustment of $26.6 million ($20.5 million, net of tax), to increase retained earnings, as a result of the elimination of a deferred gain related to a sale leaseback and the elimination of $38.7 million of property, plant, and equipment and $65.3 million of lease financing obligations also related to the sale leaseback. The adoption did not have a material impact on the Company’s results of operations or cash flows. See Notes 1 and 6 of the Condensed Notes to Consolidated Financial Statements in “Part I, Item 1. Financial Statements” of the Company’s fiscal 2020 third quarter Form 10-Q for more information.

Lamb Weston Holdings, Inc.

Consolidated Statements of Cash Flows

(unaudited, dollars in millions)

	Thirty-Nine Weeks Ended
	February 23,	February 24,
	2020	2019
Cash flows from operating activities
Net income	$367.5	$376.8
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of intangibles and debt issuance costs	137.5	117.5
Stock-settled, stock-based compensation expense	18.2	13.7
Earnings of joint ventures in excess of distributions	(6.5)	(9.0)
Deferred income taxes	25.3	38.5
Other	1.2	4.1
Changes in operating assets and liabilities, net of acquisitions:
Receivables	(24.3)	(43.3)
Inventories	(94.6)	(104.7)
Income taxes payable/receivable, net	8.1	14.1
Prepaid expenses and other current assets	1.8	(7.0)
Accounts payable	2.1	51.6
Accrued liabilities	(0.6)	(7.9)
Net cash provided by operating activities	$435.7	$444.4
Cash flows from investing activities
Acquisition of business, net of cash acquired	(116.7)	(88.6)
Additions to property, plant and equipment	(127.8)	(244.2)
Additions to other long-term assets	(24.2)	(3.1)
Investment in equity method joint venture	(22.6)	—
Other	1.5	2.0
Net cash used for investing activities	$(289.8)	$(333.9)
Cash flows from financing activities
Proceeds from issuance of debt	299.3	—
Repayments of debt and financing obligations	(327.1)	(57.1)
Dividends paid	(87.7)	(84.0)
Repurchase of common stock and common stock withheld to cover taxes	(28.9)	(12.3)
Proceeds (payments) of short-term borrowings, net	12.7	89.3
Acquisition of noncontrolling interest	—	(78.2)
Cash distributions paid to noncontrolling interest	—	(6.1)
Other	4.0	1.1
Net cash used for financing activities	$(127.7)	$(147.3)
Effect of exchange rate changes on cash and cash equivalents	(0.3)	(1.6)
Net increase (decrease) in cash and cash equivalents	17.9	(38.4)
Cash and cash equivalents, beginning of the period	12.2	55.6
Cash and cash equivalents, end of period	$30.1	$17.2

Lamb Weston Holdings, Inc.

Segment Information

(unaudited, dollars in millions)

	Thirteen Weeks Ended
			Year-Over-
	February 23,	February 24,	Year Growth
	2020	2019	Rates	Price/Mix	Volume
Segment sales
Global	$487.1	$498.2	(2%)	(1%)	(1%)
Foodservice	283.0	265.5	7%	4%	3%
Retail	132.2	129.0	2%	2%	0%
Other	35.0	34.1	3%	(5%)	8%
	$937.3	$926.8	1%	1%	0%

Segment product contribution margin (1)
Global	$109.3	$128.8	(15%)
Foodservice	99.8	94.8	5%
Retail	28.8	29.1	(1%)
Other	5.9	11.8	(50%)
	243.8	264.5	(8%)
Advertising and promotion expenses	6.6	8.9	(26%)
Gross profit	$250.4	$273.4	(8%)

	Thirty-Nine Weeks Ended
			Year-Over-
	February 23,	February 24,	Year Growth
	2020	2019	Rates	Price/Mix	Volume
Segment sales
Global	$1,544.3	$1,434.9	8%	1%	7%
Foodservice	893.3	843.0	6%	3%	3%
Retail	393.6	369.1	7%	3%	4%
Other	114.3	106.1	8%	(8%)	16%
	$2,945.5	$2,753.1	7%	1%	6%

Segment product contribution margin (1)
Global	$341.0	$335.6	2%
Foodservice	313.5	294.2	7%
Retail	86.2	77.8	11%
Other	26.0	24.0	8%
	766.7	731.6	5%
Advertising and promotion expenses	17.4	21.4	(19%)
Gross profit	$784.1	$753.0	4%

(1)

Product contribution margin represents net sales less cost of sales and advertising and promotion expenses. Product contribution margin includes advertising and promotion expenses because the amounts are directly associated with segment performance; it excludes general corporate expenses and interest expense because management believes these amounts are not directly associated with segment performance.

Lamb Weston Holdings, Inc.

Reconciliation of Non-GAAP Financial Measures

(unaudited, dollars in millions,  except per share amounts)

	Thirteen Weeks Ended February 23, 2020
				Equity		Net Income	Net Income
	Income		Income	Method		Attributable	Available to
	From	Interest	Tax	Investment		to Lamb	Lamb Weston	Diluted
	Operations	Expense	Expense (1)	Earnings	Net Income	Weston	Stockholders	EPS
As reported	$162.5	$25.2	$35.7	$9.8	$111.4	$111.4	$111.4	$0.76
Items impacting comparability (2):
Loss on withdrawal from multiemployer pension plan	—	—	0.6	2.6	2.0	2.0	2.0	0.01
Total items impacting comparability	—	—	0.6	2.6	2.0	2.0	2.0	0.01
Adjusted (4)	$162.5	$25.2	$36.3	$12.4	$113.4	$113.4	$113.4	$0.77

	Thirteen Weeks Ended February 24, 2019
				Equity		Net Income	Net Income
	Income		Income	Method		Attributable	Available to
	From	Interest	Tax	Investment		to Lamb	Lamb Weston	Diluted
	Operations	Expense	Expense (1)	Earnings	Net Income	Weston	Stockholders	EPS
As reported	$193.8	$27.0	$39.6	$14.2	$141.4	$141.4	$140.9	$0.95
Items impacting comparability (2):
Increase in redemption value of noncontrolling interests, net of tax benefits	—	—	—	—	—	—	0.5	0.01
Tax reform (3)	—	—	1.0	—	(1.0)	(1.0)	(1.0)	(0.01)
Total items impacting comparability	—	—	1.0	—	(1.0)	(1.0)	(0.5)	—
Adjusted (4)	$193.8	$27.0	$40.6	$14.2	$140.4	$140.4	$140.4	$0.95

	Thirty-Nine Weeks Ended February 23, 2020
				Equity		Net Income	Net Income
	Income		Income	Method		Attributable	Available to
	From	Interest	Tax	Investment		to Lamb	Lamb Weston	Diluted
	Operations	Expense	Expense (1)	Earnings	Net Income	Weston	Stockholders	EPS
As reported	$526.0	$78.8	$115.1	$35.4	$367.5	$367.5	$367.5	$2.50
Items impacting comparability (2):
Loss on withdrawal from multiemployer pension plan	—	—	0.6	2.6	2.0	2.0	2.0	0.01
Total items impacting comparability	—	—	0.6	2.6	2.0	2.0	2.0	0.01
Adjusted (4)	$526.0	$78.8	$115.7	$38.0	$369.5	$369.5	$369.5	$2.51

	Thirty-Nine Weeks Ended February 24, 2019
				Equity		Net Income	Net Income
	Income		Income	Method		Attributable	Available to
	From	Interest	Tax	Investment		to Lamb	Lamb Weston	Diluted
	Operations	Expense	Expense (1)	Earnings	Net Income	Weston	Stockholders	EPS
As reported	$520.4	$80.0	$107.9	$44.3	$376.8	$368.2	$356.8	$2.42
Items impacting comparability (2):
Tax reform (3)	—	—	1.0	—	(1.0)	(1.0)	(1.0)	(0.01)
Increase in redemption value of noncontrolling interests, net of tax benefits	—	—	—	—	—	—	10.0	0.07
Total items impacting comparability	—	—	1.0	—	(1.0)	(1.0)	9.0	0.06
Adjusted (4)	$520.4	$80.0	$108.9	$44.3	$375.8	$367.2	$365.8	$2.48

(1)

The income tax expense is calculated as the ratio of income tax expense to pre-tax income, inclusive of equity method investment earnings.  Items impacting comparability are tax effected at the marginal rate based on the applicable tax jurisdiction.

(2)	See footnotes (1) and (2) to the Consolidated Statements of Earnings above for a discussion of the items impacting comparability.

(3)

The thirteen and thirty-nine weeks ended February 24, 2019, included a $1.0 million decrease in income tax expense related to the true-up of the transition tax on previously untaxed foreign earnings under the U.S. Tax Cuts and Jobs Act.

(4)

Adjusted income tax expense, equity method investment earnings, net income, net income attributable to Lamb Weston, net income available to Lamb Weston stockholders and diluted earnings per share are non-GAAP financial measures. Management excludes items impacting comparability between periods as it believes these items are not necessarily reflective of the ongoing operations of Lamb Weston. These non-GAAP measures provide a means to evaluate the performance of Lamb Weston on an ongoing basis using the same measures that are frequently used by the Company’s management and assist in providing a meaningful comparison between periods. See also “Non-GAAP Financial Measures” in this press release.

Lamb Weston Holdings, Inc.

Reconciliation of Non-GAAP Financial Measures

(unaudited, dollars in millions)

To supplement the financial information included in this press release, the Company has presented Adjusted EBITDA including unconsolidated joint ventures, which is considered a non-GAAP financial measure. The following table reconciles net income attributable to Lamb Weston to Adjusted EBITDA including unconsolidated joint ventures.

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	February 23,	February 24,	February 23,	February 24,
	2020	2019	2020	2019
Net income attributable to Lamb Weston Holdings, Inc.	$111.4	$141.4	$367.5	$368.2
Income attributable to noncontrolling interests	—	—	—	8.6
Equity method investment earnings	(9.8)	(14.2)	(35.4)	(44.3)
Interest expense, net	25.2	27.0	78.8	80.0
Income tax expense	35.7	39.6	115.1	107.9
Income from operations	162.5	193.8	526.0	520.4
Depreciation and amortization	44.8	39.2	132.6	114.0
EBITDA (1) (2)	207.3	233.0	658.6	634.4

Unconsolidated Joint Ventures (3)
Equity method investment earnings	9.8	14.2	35.4	44.3
Interest expense, income tax expense, and depreciation and
amortization included in equity method investment earnings	8.0	6.0	24.9	20.5
Items impacting comparability (4)
Loss on withdrawal from multiemployer pension plan	2.6	—	2.6	—
Add: Adjusted EBITDA from unconsolidated joint ventures	20.4	20.2	62.9	64.8

Consolidated Joint Ventures (3)
Income attributable to noncontrolling interests	—	—	—	(8.6)
Interest expense, income tax expense, and depreciation and
amortization included in income attributable to noncontrolling interests	—	—	—	(1.7)
Subtract: EBITDA from consolidated joint ventures	—	—	—	(10.3)

Adjusted EBITDA including unconsolidated joint ventures (1)	$227.7	$253.2	$721.5	$688.9

(1)

Adjusted EBITDA including unconsolidated joint ventures is a non-GAAP financial measure. Management excludes items impacting comparability between periods as it believes these items are not necessarily reflective of the ongoing operations of the Company. Lamb Weston presents this measure because the Company believes it provides a means to evaluate the performance of the Company on an ongoing basis using the same measure frequently used by the Company’s management and assists in providing a meaningful comparison between periods. Any analysis of non-GAAP financial measures should be done only in conjunction with results presented in accordance with GAAP. This non-GAAP measure is not intended to be a substitute for GAAP financial measures and should not be used as such. See also “Non-GAAP Financial Measures” in this press release.

(2)	EBITDA includes EBITDA from consolidated joint ventures for the thirty-nine weeks ended February 24, 2019.

(3)

Lamb Weston holds equity interests in three potato processing joint ventures, including 50% of Lamb-Weston/Meijer v.o.f., Lamb-Weston/RDO Frozen, and Lamb Weston Alimentos Modernos S.A.,  which it accounts for its ownership under the equity method of accounting. Prior to purchasing the remaining 50.01% interest in its Lamb Weston BSW joint venture, Lamb Weston consolidated the financial statements of Lamb Weston BSW. In connection with the purchase, Lamb Weston began recognizing 100% of Lamb Weston BSW’s earnings in its Consolidated Statements of Earnings on November 2, 2018. See Note 7, Investments in Joint Ventures, of the Notes to Combined and Consolidated Financial Statements in “Part II, Item 8. Financial Statements and Supplementary Data” in the Company’s fiscal 2019 Form 10-K, for more information.

(4)	See footnotes (1) and (2) to the Consolidated Statements of Earnings above for a discussion of the items impacting comparability.